Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Sarah Shew	Investors:	Kevin Moran
	(614) 553.3401		(614) 757-7942
	Sarah.Shew@cardinalhealth.com		Kevin.Moran@cardinalhealth.com

Sheri Edison to join Cardinal Health Board of Directors
DUBLIN, OHIO - August 31, 2020 - Cardinal Health (NYSE: CAH) announced today that its board of directors has elected Sheri Edison as an independent director, effective September 1. Ms. Edison joins the board with extensive experience as a senior legal executive in the medical device and packaging industries.
Ms. Edison currently serves as Executive Vice President and General Counsel for Amcor plc, a global leader in packaging for products spanning the food, beverage, pharmaceutical, medical, home and personal care sectors, with approximately 50,000 employees across more than 40 countries. She previously held the role of Senior Vice President, Chief Legal Officer and Secretary for Bemis Company, Inc. until it was acquired by Amcor, as well as Senior Vice President, Chief Administrative Officer of the medical device company Hill-Rom Holdings, Inc. Prior to these positions, Ms. Edison also served in multiple senior legal roles at other leading companies and as an attorney in private practice.
Currently, Ms. Edison serves on the board of directors for American Family Insurance and on the Board of Visitors of the University of Wisconsin Waisman Center. She also formerly served on the Board of Directors of AK Steel where she chaired the Nominating and Corporate Governance Committee.
“We are very pleased to welcome Sheri as a director,” said Gregory Kenny, Chairman of the Board for Cardinal Health. “Sheri brings both strong leadership experience across areas of legal and regulatory compliance and corporate governance as well as a healthcare industry background that complement the experiences and skillsets of our current directors. She has led a number of critical business functions and initiatives, including IT and strategic planning efforts during her career, and we look forward to benefitting from her deep expertise and knowledge of complex businesses.”
Ms. Edison holds a Juris Doctor from Northwestern University School of Law and a Bachelor of Arts in History and Journalism from University of Southern California.
About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work.
Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com. Follow us on Twitter, Facebook and LinkedIn.